Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES SEPTEMBER 2010 US TRADING VOLUMES

NEW YORK, October 8, 2010 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that September 2010 US trading volume was 3.3 billion shares and average daily volume (ADV) was 158 million shares.  This compares to 3.4 billion shares and ADV of 155 million shares in August 2010 and 4.2 billion shares and ADV of 199 million shares in September 2009.

There were 21 trading days in September 2010, 22 trading days in August 2010 and 21 trading days in September 2009.

ITG US Trading Activity

September 2010

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

September	21	3,325,095,898	158,337,900

Year-to-Date:	188	33,804,614,498	179,811,779

The volume statistics noted above reflect both commission-generating volumes and volumes from net executions.  Volume statistics for prior periods back to January 2009 have been revised to include both commission-generating volumes and net executions.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Contact:

J.T. Farley

(212) 444-6259

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